Exhibit 99.1

Contact:	Investors: Cameron Hopewell—Managing Director, Investor Relations—(615) 263-3024
Media: Steve Owen—Managing Director, Communications—(615) 263-3107

CORECIVIC APPOINTS DEVIN I. MURPHY TO ITS BOARD OF DIRECTORS

NASHVILLE, Tenn. – November 2, 2018 – CoreCivic, Inc. (NYSE: CXW) (the “Company”) announced today that, effective November 6, 2018, Devin I. Murphy will be appointed as a member of the Company’s Board of Directors, expanding the size of the Board from ten to eleven directors, including nine of whom are independent. Mr. Murphy will also serve as a member of the Company’s audit committee.

“We are pleased to have Devin Murphy join our Board of Directors,” said Damon Hininger, CoreCivic’s President and Chief Executive Officer. “Devin brings decades of executive leadership, finance and investment banking expertise across global real estate markets. Devin’s diverse experience in real estate, operations, capital markets and M&A will be a valuable asset to our Board as we continue to execute our growth strategies; expanding our portfolio that already consists of over 17 million square feet of real estate.”

Murphy, age 58, is Chief Financial Officer, Treasurer and Secretary of Phillips Edison & Company, an owner and operator of grocery anchored shopping centers. He previously served as Vice Chairman of Investment Banking at Morgan Stanley. He began his real estate career in 1986 when he joined the real estate group at Morgan Stanley as an associate. Prior to rejoining Morgan Stanley in June 2009, Mr. Murphy was a managing partner of Coventry Real Estate Advisors, a real estate private equity firm, which sponsors institutional investment funds that acquire and develop retail properties. Before joining Coventry, Mr. Murphy served as global head of real estate investment banking for Deutsche Bank Securities, Inc. Mr. Murphy was with Morgan Stanley for 15 years before joining Deutsche Bank. He held a number of senior positions at Morgan Stanley including co-head of U.S. real estate investment banking and head of the private capital markets group. Mr. Murphy is an advisory director of Hawkeye Partners, a real estate private equity firm headquartered in Austin, Texas, and of Trigate Capital, a real estate private equity firm headquartered in Dallas, Texas.

Mr. Murphy received a bachelor of arts with Honors from the College of William and Mary and a master of business administration from the University of Michigan.

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through corrections and detention management, government real estate solutions, and a growing network of residential reentry centers to help address America’s recidivism crisis. We are a publicly traded real estate investment trust (REIT) and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. We also believe we are the largest private owner of real estate used by government agencies. The Company has been a flexible and dependable partner for government for more than 30 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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